Exhibit 10.10 Terms of oral Services Agreement between Murrey Wanstrath and the Company

As determined November 23, 2010

Mr. Wanstrath will provide services to complete the dissolution and wind-up of the Company in a timely and efficient manner.

Mr. Wanstrath is to receive a $150,000 bonus payable immediately in connection with the successful completion of the sale of Terra Nova Financial, LLC to Lightspeed Financial, Inc.

Mr. Wanstrath is to continue to receive his base compensation of $185,000 through April 30, 2011 and is to receive as an incentive bonus, 15% of the funds available for distribution to shareholders over $1.00 per share, not to exceed $250,000, payable upon final determination of the final distribution to the shareholders.